UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 15, 2009

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14101 Capital Boulevard, Youngsville, North Carolina 27596

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 556-7235

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e) On June 16, 2008, Xerium Germany GmbH (“Xerium Germany”), a subsidiary of Xerium Technologies, Inc. (the “Company”) delivered notice of termination of employment to Mr. Josef Mayer, the Company’s former Executive Vice President – Business Development, effective June 30, 2009. On January 15, 2009, Xerium Germany Holding, entered into a settlement agreement with Mr. Mayer.

Under the terms of the settlement agreement, Mr. Mayer’s employment was formally terminated on January 15, 2009, and he has received his contractual base salary for his service through that date. Mr. Mayer is prohibited from competing with Xerium Germany through June 30, 2009. In connection with the non-competition provision, Mr. Mayer will receive a lump sump cash payment equal to 80% of what his contractual base salary would have been for the period from January 16, 2009 through June 30, 2009 had his employment not been terminated.

The termination of Mr. Mayer’s employment resulted in the vesting of a pro rata portion of the 2008 time-based restricted stock units previously awarded to him and the remainder were forfeited, along with all 2008 shareholder-return based restricted stock units previously awarded to him. The 2005 and 2007 shareholder-return based restricted stock units previously awarded to Mr. Mayer will remain outstanding and may vest in accordance with their terms through May 19, 2009 and June 30, 2009, respectively. In the event the underlying targets are not achieved, such awards will be forfeited.

The agreement provides that neither party has any further rights or claims against the other party arising from, or in connection with, Mr. Mayer’s employment or termination of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: January 21, 2009	By:	/s/ Michael P. O’Donnell
	Name:	Michael P. O’Donnell
	Title:	Executive Vice President and Chief Financial Officer